SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☒	Soliciting Material Under Rule 14a-12

SCIOS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Scios Inc. pursuant to Rule 14a-12

of the Securities and Exchange Act

The following is the text of an email prepared by Johnson & Johnson and Scios Inc. that was distributed to employees of Scios Inc. by Scios Inc. on February 14, 2003:

Worldwide Update—Scios “Partnership for Growth” Planning February 14, 2003

To:    Leaders of Scios Inc. and Johnson & Johnson Pharmaceutical Operating Group, World Headquarters and Cordis, Inc.

This is to keep you informed of events and actions regarding the merger of Scios with Johnson & Johnson. One of the reasons for this merger once it is completed, is to more quickly realize the full potential of NATRECOR® and to bring significant new products to market. Scios strengthens our growing cardiovascular franchise and broadens our pipeline with several potential new molecular entities.

There are several conditions to closing. The agreement is subject to clearance under the Hart Scott Rodino Antitrust Improvements Act and the approval of the Scios shareholders and is subject to other customary closing conditions. The transaction is expected to close in the second quarter of 2003.

Until closing, Johnson & Johnson and Scios remain independent entities and cannot jointly operate. However, we can begin planning for the quick and effective action we can take as a combined entity after closing. In that spirit, members of Johnson & Johnson management and the Scios Core Management Committee met on February 11 to discuss approaches for strengthening our Partnership for Growth planning process. Unfortunately, Dick Brewer, the leader of Scios, had just come down with the flu. So although no decisions were made on next steps, the discussions identified opportunities for further discussion and action.

Our planning in the coming weeks before closing is very important to our success after closing. Our primary focus will be on maximizing our growth from the many areas of positive synergy and to work through the many transition questions as Scios employees anticipate becoming Johnson & Johnson employees. It is important to keep the NATRECOR® sales effort strong and development programs on schedule. We’ll do our best to keep you informed of major activities and progress and will be calling on many of you to assist in these planning efforts.

We have many challenges ahead and look forward to partnering together to build a stronger business with greater opportunity for all our associates.

Thank you for your ongoing support.

Bill Quinn

Transition Manager

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ADDITIONAL INFORMATION

This filing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which may include statements concerning the proposed merger with Johnson & Johnson and strategic plans, expectations, and objectives for future operations. We generally identify such forward-looking statements using words like “estimate,” “believe,” “intend,” “expect,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate” or similar statements. Statements that are not historical facts are forward-looking statements based on current assumptions that involve risks and uncertainties. These risks and uncertainties may include the sales penetration and success of Natrecor, the success of clinical trials of Natrecor and our pipeline products, the failure to complete the proposed merger in a timely manner, the inability to obtain Scios shareholder or regulatory approvals or to satisfy other conditions to the merger, actions of governmental entities, and costs related to the merger, as well as other risks detailed from time to time in the reports filed by Scios with the SEC, including the Company’s quarterly reports and annual report on Form 10-K. Actual results, performance or achievements of Scios may differ significantly from those described in these forward-looking statements. Scios disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

In connection with the proposed merger, Scios will file a proxy statement with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY SCIOS THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM SCIOS BY DIRECTING THEIR REQUEST TO: INVESTOR RELATIONS, SCIOS INC., 820 WEST MAUDE AVENUE, SUNNYVALE, CA 94085; PHONE (877) 847-7246.

Scios and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Scios’ stockholders in connection with the proposed merger is set forth in Scios’ annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 15, 2002 and proxy statement for its 2002 annual meeting of stockholders filed with the SEC on March 21, 2002. Additional information will be set forth in the proxy statement when it is filed with the SEC.